SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14 (a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                                [X]
Filed by a Party other than the Registrant             [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 AMERIPATH, INC.
                                 ---------------
                (Name of Registrant as Specified in its Charter)

    ________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:
[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:
       (2) Form, Schedule or Registration No.:
       (3) Filing Party:
       (4) Date Filed:

                    -----------------------------------------

                                 AMERIPATH, INC.

                    -----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 4, 2000

To the Stockholders of AmeriPath, Inc.:

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of AmeriPath, Inc., a Delaware corporation (the "Company" or " AmeriPath"), will be held at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida, at 11:00 a.m., local time, on Thursday, May 4, 2000, for the following purposes:

                  (1) To elect two (2) members to the Company's Board of Directors to hold office until the 2003 Annual Meeting or until their successors are duly elected and qualified; and

                  (2) To ratify the reappointment of Deloitte & Touche LLP as the Company's independent public accountants; and

                  (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on March 24, 2000 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                             By Order of the Board of Directors,


                                             Robert P. Wynn
                                             SECRETARY

Riviera Beach Florida
April 3, 2000

THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE ENCOURAGED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON AT THE MEETING.

                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                 AMERIPATH, INC.

                            -------------------------
                                 PROXY STATEMENT
                            -------------------------

                     TIME, DATE AND PLACE OF ANNUAL MEETING

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AmeriPath, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 2000 Annual Meeting of Stockholders of the Company to be held at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida, at 11:00 a.m., local time, on Thursday, May 4, 2000, and at any adjournments or postponements thereof (the "Annual Meeting").

         The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to stockholders is April 3, 2000. Stockholders should review the information in this Proxy Statement together with the Company's Annual Report to Stockholders for the year ended December 31, 1999 which accompanies this Proxy Statement. The Company's principal executive offices are located at 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404, and its telephone number is (561) 845-1850.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in doing so.

                         PURPOSES OF THE ANNUAL MEETING

         At the Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

                  (1) To elect two (2) members to the Company's Board of Directors to hold office until the 2003 Annual Meeting or until their successors are duly elected and qualified; and

                  (2) To ratify the reappointment of Deloitte & Touche LLP as the Company's independent public accountants; and

                  (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         If you sign and return the enclosed proxy, the proxies named therein will have authority to vote your shares of AmeriPath's Common Stock at the Annual Meeting as indicated therein. Unless you indicate otherwise on the enclosed proxy, all shares of AmeriPath Common Stock represented by valid proxies (including your shares) received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below, (b) in favor of ratification of the reappointment of Deloitte & Touche LLP as the Company's independent public accountants, and (c) by the proxies in their discretion upon any other proposals that may properly come before the meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on March 24, 2000 as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of March 10, 2000, there were 21,580,687 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulate their votes for directors.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for stockholders to take action at the meeting. If a quorum is present at the Annual Meeting, the nominees for director shall be elected by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

         Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

         Shares represented by proxies reflecting abstentions will be considered as shares present and entitled to vote for purposes of determining the presence of a quorum and will be counted as votes cast for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but will not be counted as votes "for" or "against" any matter subject to the abstention. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, broker or nominee non-votes will not have the same effect as a vote against the election of any director. Abstentions will not have the same effect as a vote against the election of any director.

                          BENEFICIAL SECURITY OWNERSHIP

         The following table sets forth, as of March 10, 2000, information with respect to the beneficial ownership of the Company's Common Stock by (i) the Company's Chief Executive Officer and each of the other "Named Executive Officers" (as defined below in "Executive Compensation--Summary Compensation Table"), (ii) each director of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each holder of five percent (5%) or more of the Company's outstanding shares of Common Stock. The Company is not aware of any beneficial owner of more than five percent of the outstanding shares of Common Stock other than as set forth in the following table.

                                                                          SHARES        PERCENT OF
                                                                       BENEFICIALLY    OUTSTANDING
NAME OF BENEFICIAL OWNER (1)                                             OWNED (2)        SHARES
----------------------------                                           ------------    -----------
Summit (3)........................................................        1,485,776        6.9%
T. Rowe Price Associates, Inc. (4)................................        2,112,354        9.8%
Mellon Financial Corporation (5)..................................        1,185,100        5.5%
Dimensional Fund Advisors (6).....................................        1,229,382        5.7%
James C. New (7)..................................................          345,016        1.6%
Alan Levin, M.D.(8) ..............................................           72,400         *
Dennis M. Smith, Jr., M.D. (9) ...................................          194,776         *
Robert P. Wynn (10) ..............................................          205,600         *
Stephen V. Fuller (11) ...........................................           10,000         *
Timothy M. Kilpatrick, M.D.(12)...................................            4,925         *
Thomas S. Roberts (3) ............................................        1,485,776        6.9%
C. Arnold Renschler, M.D. (13)....................................            4,000         *
E. Roe Stamps, IV (3) ............................................        1,485,776        6.9%
All directors and executive officers as a group (9 persons) ......        2,322,493       10.5%

---------------
         * Less than one percent.

                                       3

         1. Unless otherwise indicated, the address of each of the beneficial owners identified is 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404.

         2. Based on 21,580,687 shares of Common Stock outstanding as of March 10, 2000. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which a person had the right to acquire within 60 days pursuant to the exercise of stock options or the conversion of a convertible security are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

         3. Includes 1,043,790, 9,919 and 432,067 shares of Common Stock held by Summit Ventures III, L.P., Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P. (collectively, "Summit"), respectively, each of which is a limited partnership. Summit Partners III, L.P. is the general partner of Summit Ventures III, L.P.,. and Summit Partners SD, L.P. is the general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the general partner of Summit Partners III, L.P. and Summit Partners SD, L.P.

                   Thomas S. Roberts is a director of the Company and is a General Partner of Stamps, Woodsum & Co. III and Summit Investors II, L.P. E. Roe Stamps, IV is a director of the Company and is Managing General Partner of Stamps, Woodsum & Co. III and Summit Investors II, L.P. Mr. Roberts and Mr. Stamps both disclaim beneficial ownership of all such shares of Common Stock. The address of Summit and Messrs. Roberts and Stamps is 600 Atlantic Avenue, Boston, Massachusetts 02210. This disclosure of Summit's beneficial ownership is based solely upon information set forth in Summit's Schedule 13G dated February 11, 2000.

         4. Represents shares beneficially owned by T. Rowe Price Associates, Inc. ("Price"), as to which Price has sole voting power with respect to 404,854 of such shares and sole dispositive power with respect to 2,112,354 such shares. The address of Price is 100 E. Pratt Street, Baltimore, Maryland 21202. This disclosure of Price's beneficial ownership is based solely upon information set forth in Price's Schedule 13G, as amended.

         5. Represents shares beneficially owned by Mellon Financial Corporation ("Mellon"), as to which Mellon has sole voting power with respect to 1,035,500 of such shares and sole dispositive power with respect to 1,138,900 of such shares. The address of Mellon is One Mellon Center, Pittsburgh, Pennsylvania, 15258. This disclosure of Mellon's beneficial ownership is based solely upon information set forth in Mellon's Schedule 13G dated January 19, 2000.

         6. Represents shares beneficially owned by Dimensional Fund Advisors, Inc. ("Dimensional"), as to which Dimensional has sole voting power with respect to 1,229,382 of such shares and sole dispositive power with respect to all such shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California, 90401. This disclosure of Dimensional's beneficial ownership is based solely upon information set forth in Price's Schedule 13G dated February 4, 2000.

                                       4

         7. Includes 306,009 shares subject to stock options which are exercisable or become exercisable within 60 days. Does not include 144,002 shares subject to presently unexercisable stock options.

         8. Includes 22,400 shares subject to stock options which are exercisable or become exercisable within 60 days. Does not include 46,400 shares subject to presently unexercisable stock options.

         9. Includes 7,000 shares subject to stock options which are exercisable or become exercisable within 60 days. Does not include 28,000 shares subject to presently unexercisable options.

         10. Includes 201,600 shares subject to stock options which are exercisable or become exercisable within 60 days. Does not include 32,000 shares subject to presently unexercisable stock options.

         11. Includes 10,000 shares subject to stock options which are exercisable or become exercisable within 60 days. Does not include 31,800 shares subject to presently unexercisable stock options.

         12. Includes 2,000 shares subject to stock options which are exercisable or become exercisable within 60 days. Does not include 8,000 shares subject to presently unexercisable stock options.

         13. Includes 2,000 shares subject to stock options which are exercisable or become exercisable within 60 days. Does not include 3,000 shares subject to presently unexercisable stock options.

                         ELECTION OF DIRECTORS; NOMINEES

         The Company's Certificate of Incorporation and Bylaws provide that the number of directors constituting the Company's Board of Directors shall not be less than three nor more than twelve, as determined from time to time by resolution of the Board of Directors. The size of the Board of Directors is currently fixed at six directors.

         The Company's Certificate of Incorporation divides the Board of Directors into three classes. Each class of directors serves staggered three year terms or until their successors are elected and qualified.

         The current classes of the Board of Directors and their terms of office are as follows:

                                                                         TERM
                      CLASS        DIRECTORS                          EXPIRATION
                      -----        ---------                          ----------
                        I          James C. New                          2001
                        I          E. Roe Stamps, IV                     2001

                       II          Thomas S. Roberts                     2002
                       II          Timothy M. Kilpatrick, M.D.           2002

                       III         Alan Levin, M.D.                      2000
                       III         C. Arnold Renschler, M.D.             2000

         The two directors in Class III, Alan Levin, M.D. and C. Arnold Renschler, M.D., have been nominated for re-election at the Annual Meeting. Each Class III director elected at the Annual Meeting will hold office until the annual meeting of shareholders to be held in 2003.

         In connection with one of the Company's 1997 acquisitions in Texas, the Company agreed to nominate one of the sellers of such practice, if designated by such sellers and acceptable to the Company, to the next available vacancy for inside directors on the Board of Directors of the Company.

         The Company is considering expanding the size of its Board of Directors by adding one or more additional independent directors who can add unique value and perspective to the Board. If added, any such director shall serve until the annual meeting following his or her appointment to the Board.

         All proxies will be voted for Dr. Levin and Dr. Renschler, absent contrary instructions. The Board of Directors has no reason to believe that the nominees will refuse or be unable to accept election; however, in the event that any nominee is unwilling or unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not specifically direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the Board of Directors.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company are as follows:

NAME                                    AGE          POSITION WITH COMPANY
----                                    ---          ---------------------
James C. New (1).................       54           Chairman of the Board, President, Chief
                                                     Executive Officer and Director

Alan Levin, M.D. (1).............       48           Chief Operating Officer and Director

Robert P. Wynn...................       53           Executive Vice President, Chief Financial
                                                     Officer and Secretary

Dennis M. Smith, Jr., M.D. ......       48           Senior Vice President and Medical Director

Stephen V. Fuller................       45           Vice President, Human Resources

Thomas S. Roberts (1) (2) (3)....       36           Director

Timothy M. Kilpatrick, M.D.......       44           Director

C. Arnold Renschler, M.D. (2)....       58           Director

E. Roe Stamps, IV (3)............       53           Director

----------------
      (1) Member of Acquisition Committee.
      (2) Member of Audit Committee.
      (3) Member of Compensation Committee.

         JAMES C. NEW was appointed Chairman of the Board of Directors in February 1999, and has been the President, Chief Executive Officer and a director of AmeriPath since January 1996. Prior to joining AmeriPath, Mr. New served as President and Chief Executive Officer and as a director of RehabClinics, Inc., one of the largest outpatient rehabilitation companies in the country, which he founded in 1991. RehabClinics completed its initial public offering in June 1992 and merged with NovaCare, Inc. in February 1994. Mr. New was President of NovaCare, Inc.'s Outpatient Division from 1994 to 1995. Prior to founding RehabClinics, Inc., he served as President of Greater Atlantic Health Service and Physicians Choice of Southeastern Pennsylvania, both HMOs. From 1993 through 1996, Mr. New was the Chairman of the Acquisition Committee and member of the Board of Directors of Pet Practice, Inc. From 1978 to 1985, Mr. New served in various executive positions at Textron, Inc. and Emerson Electric, Inc.

         ALAN LEVIN, M.D. has been Chief Operating Officer since September 1996. He became a director and a physician employed by a subsidiary of the Company (an "Affiliated Physician") in June 1996 after the Company acquired Derrick and Associates Pathology Group ("Derrick"). Prior to that, he served on the Board of Directors of Derrick since 1987, as Treasurer from 1990 to 1994, and President from 1994 until the Company's acquisition of Derrick. Dr. Levin has 18 years experience as a pathologist and is board certified in anatomic and clinical pathology. He served as the medical director of the inpatient pathology laboratory at Columbia Medical Center, Port St. Lucie, Florida from 1983 until 1997, and presently is chairman of that hospital's Board of Trustees. Dr. Levin received his B.A. from Emory University and his M.D. from the University of Miami Medical School. He performed his medical oncology internship at Jackson Memorial Hospital and completed his anatomic and clinical pathology residency at Mount Sinai Medical Center in Miami Beach, Florida.

         ROBERT P. WYNN has served as the Executive Vice President, Chief Financial Officer and Secretary since February 1996. He served as Vice President and Chief Operating Officer of American Laboratory Associates, the predecessor to AmeriPath, from August 1993 to 1996. Mr. Wynn was Vice President and Chief Financial Officer of International Magnetic Imaging, Inc. ("IMI"), from May 1991 until August 1993. Prior to joining IMI, Mr. Wynn was an audit partner with Deloitte Haskins & Sells, certified public accountants, (predecessor to Deloitte & Touche LLP). Mr. Wynn has over 26 years of experience in finance and accounting. Mr. Wynn received his B.S. in Accounting from King's College in Pennsylvania.

         DENNIS M. SMITH, JR., M.D., has served as the Senior Vice President and Medical Director of AmeriPath, Inc since March 1999. He also functions as the Managing Director of its Florida Region and has held that position since May 1998. Dr. Smith was the Vice President of Laboratory Physicians, Jacksonville, Inc. from 1984 through December 1997 when it was acquired by AmeriPath, and has been the Managing Director of that practice since December 1997. Dr. Smith holds the position of Director of Laboratories at Columbia Memorial Hospital in Jacksonville. Currently, Dr. Smith chairs the Board of Trustees of the National Blood Foundation and sits on the Board of Directors of the National Blood Data Resource Center, the Florida-Georgia Blood Alliance, and Immucor, Inc. He is a member of Vanderbilt University's School of Engineering's Committee of Visitors and of the Pan American Health Organization's Advisory Committee on International Blood Bank Standards. Dr. Smith was previously President of the American Association of Blood Banks and Director and Executive Head of the American Red Cross Blood Services, Nashville Region.

         STEPHEN V. FULLER was has been Vice President of Human Resources since November 1996. From 1993 to 1996, he served as Vice President, Human Resources for Columbia Miami Heart Institute, a 315-bed full service hospital. From 1991 to 1993, Mr. Fuller served as Director, Human Resources for Delray Community Hospital, an acute care trauma hospital with over 200 beds and 1,400 employees. From 1990 to 1991, he served as Vice President, Human Resources for Hialeah Hospital, a 411-bed hospital with 1,250 employees. Mr. Fuller is a Certified Senior Professional in Human Resources with over 20 years experience in healthcare human resources. He received his Bachelor of Science in Personnel Management and Industrial Relations from Auburn University and his Masters of Business Administration from Nova Southeastern University.

         THOMAS S. ROBERTS has been a director of the Company since February 1996 and was a director of American Laboratory Associates from 1994 to 1996. Mr. Roberts is currently a General Partner with Summit Partners and heads the firm's Boston Office. He has been employed by Summit since 1989 and has served as a director of numerous public and private companies. Mr. Roberts received an A.B. degree in Economics from Princeton University and an M.B.A. from Harvard Business School.

         C. TIMOTHY KILPATRICK, M.D. has been a director of the Company and an Affiliated Physician since June 1996 when the Company acquired Derrick. He has also been Managing Director of Derrick since October 1996. Dr. Kilpatrick stepped down as Managing Director of Derrick on January 1, 2000. Dr. Kilpatrick was a stockholder and employee of Derrick since 1986. From 1995 until June 1996, Dr. Kilpatrick was Vice President of Derrick and from 1992 until June 1996, Chairman of its Strategic Planning Committee. He has 11 years experience as a pathologist and is board certified in anatomic and clinical pathology, as well as in dermatopathology. Dr. Kilpatrick received his B.S. from the University of Florida and his M.D. from the University of Florida, College of Medicine. He completed his residency in pathology at Bowman Gray School of Medicine.

         C. ARNOLD RENSCHLER, M.D. has been a director of the Company since April 1997. From April of 1999 to the present, he has been Executive Vice President of Bergen Brunswig (BBC-NYSE). From December 1997 to April 1999, he was President and CEO of PharMerica, Inc. and a member of it Board of Directors. From June 1996 to November 1997, Dr. Renschler was President and Chief Executive Officer of Pharmacy Corporation of America, a division of Beverly Enterprises, Inc. From January 1990 to June 1996, he held various positions, including serving as a Director, President and Chief Operating Officer and Chief Clinical Officer at NovaCare, Inc. Dr. Renschler is certified in pediatric medicine. He received his B.A. from Walla Walla College and his M.D. from Loma Linda University School of Medicine. He completed his internal medicine residency at Georgetown University Hospital in Washington, D.C., and his pediatric residency at Stanford University in Palo Alto, California.

         E. ROE STAMPS, IV has been a Director of the company since February 1996, and was a Director of American Laboratory Associates from 1994 to 1996. Mr. Stamps has over 25 years experience in private equity investing. Prior to co-founding Summit Partners in 1984, Mr. Stamps was a General Partner at TA Associates, a Senior Investment Manager at First Chicago Investment Corporation, and an Associate with The Palmer Organization. He has served as a Director of numerous private and public companies, including Boca Research, Inc. and Pediatrix Medical Group, Inc. He is also a past Director of the National Venture Capital Association. Mr. Stamps received B.S. and M.S. degrees in Industrial Engineering from the Georgia Institute of Technology and an M.B.A. from Harvard Business School.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the Company's year ended December 31, 1999, the Company's Board of Directors held four formal meetings and took a number of other actions by written consent. During 1999, no director attended fewer than 75% of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

         The only committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Acquisition Committees.

         Mr. Roberts and Dr. Renschler are the current members of the Audit Committee, which held one meeting during 1999. The duties and responsibilities of the Audit Committee include (i) recommending to the Board of Directors the appointment of the Company's independent public accountants and any termination of engagement, (ii) reviewing the plan and scope of independent audits, (iii) reviewing the Company's significant accounting policies and internal controls,
(iv) having general responsibility for all related auditing matters, and (v) reporting its recommendations and findings to the full Board of Directors.

         Messrs. Roberts and Stamps are the current members of the Compensation Committee, which held four meetings during 1999 and took a number of other actions by written consent. The Compensation Committee reviews and approves the compensation of the Company's chief executive officer and administers the Company's stock option plans.

         Messrs. New and Roberts and Dr. Levin are the current members of the Acquisition Committee which held three meetings during 1999 and took a number of other actions by written consent. The Acquisition Committee is authorized to review and approve acquisitions by the Company with a purchase price of less than $15 million. The Acquisition Committee reviews and recommends acquisitions of $15 million or more to the Board of Directors, for the Board's approval. The Small Acquisition Committee, of which Mr. New is the sole member, is authorized to review and approve acquisitions by the Company with a purchase price up to $3 million.

DIRECTOR COMPENSATION

         The Company pays each director who is not an employee a $1,000 fee for each meeting of the Board of Directors and $500 for each meeting of a committee of the Board of Directors for those meetings attended in person by such directors. In addition, each director who is not an employee of the Company is eligible to receive options to purchase shares of Common Stock under the Company's 1996 Director's Stock Option Plan, in connection with his initial election to the Board of Directors (5,000 options upon initial election) and discretionary grants of options to purchase additional shares from time to time thereafter. The Company also reimburses all Directors for out-of-pocket expenses incurred in connection with the rendering of services as a director.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the aggregate compensation paid or earned during the prior three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose total annual salary and bonus was $100,000 or more for 1999 (the Chief Executive Officer and such other executive officers are sometimes referred to herein as the "Named Executive Officers").

                                                                ANNUAL                LONG-TERM
                                                            COMPENSATION(1)         COMPENSATION
                                                       ------------------------    ---------------
                                                                                      NUMBER OF
NAME AND PRINCIPAL POSITION             FISCAL YEAR    SALARY ($)     BONUS ($)    OPTIONS GRANTED
------------------------------------    -----------    ----------     ---------    ----------------
James C. New                               1999         350,000        190,000            50,000
Chairman of the Board, President and       1998         300,000        200,000            40,000
Chief Executive Officer                    1997         275,000        166,375               - -

Alan Levin, M.D.                           1999         270,636         84,700            20,000
Chief Operating Officer                    1998         263,756         96,250            20,000
                                           1997         250,096         37,187               - -

Robert P. Wynn                             1999         170,291         72,000            20,000
Executive Vice President and               1998         159,140         86,225            20,000
Chief Financial Officer                    1997         148,105         60,770               - -

Dennis M. Smith, Jr., M.D. (2)             1999         294,167         33,333            25,000
Senior Vice President and
Medical Director

Stephen V. Fuller                          1999         135,572         60,100            15,000
Vice President, Human Resources            1998         114,318         50,163            15,000
                                           1997          90,865         22,219             1,000

----------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than the lesser of 10% of the total annual salary and bonus of such officer or $50,000.

(2) Dr. Smith became the Senior Vice President and Medical Director on March 1, 1999.

OPTION GRANTS TABLE

         The following table sets forth certain information regarding options granted to the Named Executive Officers during 1999.

                                                                                            Potential Realizable Value at
                                                                                            Assumed Annual Rates of Stock
                            Number of     Percent of Total                                Price Appreciation for Option Term
                            Securities    Options Granted       Exercise                                 (2)
                            Underlying    to Employees in      Price Per    Expiration    ----------------------------------
Name                     Options Granted        Year           Share (1)       Date              5%              10%
-----------------        ---------------  ----------------     ---------    ----------    ----------------------------------
James C. New                  50,000            16.5%            $7.63        4/08/09         $239,923         $608,013

Alan Levin, M.D.              20,000             6.6%            $7.63        4/08/09         $ 95,969         $243,205

Robert P. Wynn                20,000             6.6%            $7.63        4/08/09         $ 95,969         $243,205

Dennis M. Smith,
Jr., M.D.                     25,000             8.2%            $9.31        3/01/09         $146,375         $370,944

Stephen V. Fuller             15,000             4.9%            $7.63        4/08/09         $ 71,977         $182,404

------------------
(1) All options were granted under the Company's Amended and Restated 1996 Stock Option Plan at exercise prices equal to or greater than the fair market value of the Common Stock on the date of the grant, and vest over five years with a ten year term.

(2) These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock.

OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUE TABLE

         The following table sets forth information regarding exercise of options during 1999 and the options held at December 31, 1999 by each of the Named Executive Officers.

                                                                NUMBER OF                  VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                           NUMBER OF                         AT YEAR END (#)               AT 1999 YEAR END (1)
                            OPTIONS       AMOUNT       --------------------------      --------------------------
NAME                       EXERCISED     REALIZED      EXERCISABLE  UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
----------------           ---------     --------      -----------  -------------      -----------  -------------
James C. New                  - -           - -          296,009         154,002        $1,877,243     $497,209

Alan Levin, M.D.              - -           - -           18,400          50,400               - -      $11,160

Robert P. Wynn                - -           - -          197,600          36,000        $1,370,301      $11,160

Dennis M. Smith, Jr.,
M.D.                          - -           - -            2,000          33,000               - -          - -

Stephen V. Fuller             - -           - -            7,000          34,800               - -       $8,370

----------------
(1) The indicated value of the options is a computation of the difference between the applicable option exercise price and the closing market price of the Common Stock as of December 31, 1999 ($8.19) multiplied by the number of shares of Common Stock underlying such option.

EMPLOYMENT AGREEMENTS

         The Company entered into an employment agreement with Mr. New effective January 1, 1996, pursuant to which Mr. New is eligible to receive an annual bonus up to 50% of his base salary upon attaining mutually agreed upon objectives relating to the Company's performance, and a potential additional amount of bonus for exceeding the objectives. For the year ended December 31, 1999, the Compensation Committee of the Board of Directors determined that Mr. New exceeded his performance objectives for 1999 and awarded a bonus to Mr. New that exceeded 50% of his base salary. Upon termination of his employment by the Company for reasons other than disability, death or cause, Mr. New will receive his base salary and benefits for a period of 12 months.

         In addition, on November 1, 1999, the Company entered a Consulting and Non-competition Agreement, providing for continuation of Mr. New's current salary and benefits for an additional 12 month period in exchange for Mr. New's agreement to provide certain consulting services, and to refrain from competing with or soliciting personnel from the Company, during the agreement's (24-month) term. This agreement becomes effective if either (a) Mr. New's employment with the Company is terminated for a reason other than death, disability or voluntary resignation prior to a change-in-control of the Company, or by the Company for "cause", or (b) Mr. New voluntarily resigns following a change-in-control of the Company. Upon effectiveness of this agreement, Mr. New's consulting fee would be $100,000 and compensation for his restrictive covenant would be $250,000.

         On August 12, 1999, the Company entered into Executive Retention Agreements with certain executive officers of the Company, following approval of such Agreements by the Company's Board of Directors. Each Agreement generally provides that in the event of a "change in control" of the Company (as defined), the Company will continue to employ the Officer under the Agreement for a period of one year following the change in control, at a monthly salary (the "Base Salary") equal to the highest monthly salary paid to the Officer during the twelve months preceding the change in control. In addition, upon the occurrence of a change in control, the Officer will receive a bonus equal to twelve times the Base Salary, and at the end of the one-year employment period the Officer will receive another bonus in the same amount. The Agreements provide for various termination payments if employment is terminated prior to the end of the one-year employment period.

         In February 1996, the Company assumed Mr. Wynn's employment agreement with American Laboratory Associates. The agreement, which was subsequently amended, provides that Mr. Wynn may receive an annual bonus of up to 35% based on his achievement of performance objectives determined by the Company. Upon termination of his employment without cause, Mr. Wynn shall receive his base salary for a period of 12 months. Mr. Wynn also entered into the same Executive Retention Agreement as described above.

         The Company entered into an employment agreement with Dr. Levin, in his capacity as an affiliated physician, as of June 30, 1996 in connection with the Company's acquisition of Derrick. Effective October 1, 1996, the Company entered into an additional agreement with Dr. Levin pursuant to which Dr. Levin became Chief Operating Officer of AmeriPath and amended his existing employment agreement. These agreements provide for aggregate annual base salary of $255,000. Upon termination by the Company other than for cause, Dr. Levin will receive his annual salary for one year. Dr. Levin also entered into the same Executive Retention Agreement as described above.

         The Company entered into an employment agreement with Dr. Smith, in his capacity as an affiliated physician, as of December 1, 1997 in connection with the Company's acquisition of Laboratory Physicians, Jacksonville. Effective March 1, 1999, the Company entered into an additional agreement with Dr. Smith pursuant to which Dr. Smith became Vice President and Medical Director of AmeriPath and amended his existing employment agreement. These agreements provide for an aggregate annual salary of $310,000. Upon termination by the Company other than for cause, Dr. Smith will receive his annual salary for one year.

         The Company entered into an employment agreement with Mr. Fuller in his capacity of Vice President, Human Resources in November 1996. The agreement provides that Mr. Fuller is eligible to receive a bonus up to 25% of base compensation for 1999 based upon attaining mutually agreed upon goals. The bonus granted Mr. Fuller in 1999 included an additional discretionary bonus in excess of the bonus provided for under his agreement. Upon termination of his employment without cause, Mr. Fuller shall receive his base salary for a period of 12 months.

         In addition to their roles as executive officers and directors of the Company, Drs. Levin and Smith are also employed by the Company as affiliated physicians and have entered into separate employment agreements with the Company that govern their relationship as affiliated physicians. Each such employment agreement provides for a covenant not to compete during the affiliated physician's employment and for a period of two years thereafter.

         Each of the named executive officers holds options to purchase Common Stock granted under the Company's Amended and Restated 1996 Stock Option Plan. Such options generally may become fully exercisable upon: (i) a merger, consolidation, reorganization, liquidation, or dissolution in which the Company does not survive; (ii) a sale, lease, exchange or other disposition of all or substantially all of the Company's property or other assets; (iii) certain specified changes in control of the Company.

LONG-TERM INCENTIVE AND PENSION PLANS

         The Company does not have any long-term incentive or pension plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Since 1996, the Compensation Committee of the Board of Directors has consisted of Messrs. Roberts and Stamps. All compensation decisions affecting Mr. New were approved by the Compensation Committee and by the Company's Board of Directors, except for Mr. New.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Securities and Exchange Commission, the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year. The report of the Company's Compensation Committee is set forth below.

         The Compensation Committee is responsible for determining and making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and the basis for their awards, stock options and other benefits.

         The three principal components of the Company's executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of the Company's Board of Directors and the Compensation Committee, which objectives include (i) attracting, retaining and motivating qualified management, (ii) recognizing individual initiative and achievement, (iii) rewarding management for short and long term accomplishments and (iv) aligning management compensation with the achievement of the Company's goals and performance.

         It is the Compensation Committee's view that senior executives' interests should complement those of the stockholders. Accordingly, consistent with prior practice, it is anticipated that a substantial portion of senior executive compensation above a base salary will be provided through bonuses tied to certain indicators of Company performance and through the grant of stock options, thus creating incentives for executives to achieve long term Company objectives and increase stockholder value. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position in question and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for similar positions at comparable companies. Annual bonuses are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive and the responsibilities assumed by the executive.

         The Compensation Committee has reviewed the Company's existing management compensation arrangements and has consulted with the Chief Executive Officer to evaluate the Company's current compensation programs, and believes that they are consistent with the philosophy of the Compensation Committee. Additionally, the Compensation Committee has made certain recommendations for the present year regarding evaluation criteria in connection with the incentive compensation to be awarded to the Company's senior management.

         EXECUTIVE OFFICER COMPENSATION. The determination of 1999 executive officer compensation by the Compensation Committee was made after a review and consideration of a number of factors, including each executive's level of responsibility and commitment, level of performance (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of Company goals and performance, compensation levels at comparable companies and historical compensation levels, and following consultation with and recommendations from the Company's Chief Executive Officer. In addition, the executive officers who are physicians that sold their practices to the Company, have previously existing employment agreements that designate a substantial portion of such officers' compensation. See "Employment Agreements" above for a description of the Company's agreements with named executive officers related to compensation.

         CHIEF EXECUTIVE OFFICER COMPENSATION. The principal factors considered by the Compensation Committee and the Board of Directors in determining the 1999 salary and bonus for James C. New, the Chief Executive Officer of the Company, included the factors described in the preceding paragraph and an analysis of the compensation of chief executive officers of comparable public companies similar in size and capitalization to the Company, and it was the view of the Committee that Mr. New's 1999 compensation was reasonable in comparison. Based on such factors, Mr. New's base salary was increased from $300,000 to $350,000 for 1999, and his 1999 bonus was awarded based upon his achievement of performance objectives during 1999 that the Committee established early in the year, including the Company's attainment of revenue, earnings-per-share, practice acquisition and other goals. Based on Mr. New's and the Company's performance in 1999, Mr. New's base salary for 2000 was increased to $375,000.

                                                  Thomas S. Roberts
                                                  E. Roe Stamps, IV

                                                  As Members of the
                                                  Compensation Committee

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder return on the Nasdaq Stock Market Index and the Nasdaq Health Services Index commencing on October 22, 1997 (the first day the Common Stock began trading on the Nasdaq Stock Market) through December 31, 1999. The closing price of the Company's Common Stock used in the graph for October 22, 1997 was $19.75, the initial public offering closing price. The graph assumes a $100 investment on October 22, 1997 in each of AmeriPath Common Stock, the Nasdaq Stock Market Index and the Nasdaq Health Services Index.

                                 [GRAPH OMITTED]

                                                               CUMULATIVE TOTAL RETURN
                                ------------------------------------------------------------------------------------
                                 10/22/97   12/97    3/98    6/98    9/98    12/98    3/99    6/99    9/99    12/99
AMERIPATH, INC.                    100        86      93      60      75       45      46      44      42       41
NASDAQ STOCK MARKET (U.S.)         100        92     108     111     100      130     145     159     163      235
NASDAQ HEALTH SERVICES             100        87      95      87      66       74      66      82      61       61

                              CERTAIN TRANSACTIONS

         Pursuant to the Company's acquisition of Derrick in 1996, Dr. Levin received in exchange for his interest in Derrick a Subordinated Contingent Note in the maximum principal amount of $584,615. The Company paid $127,328, including interest, to Dr. Levin in 1999 with respect to the Contingent Note based upon operating earnings achieved in 1998.

         Pursuant to the Company's acquisition of Laboratory Physicians, Jacksonville ("LPJ") in 1997, Dr. Smith received in exchange for his interest in LPJ a Subordinated Contingent Note in the maximum principal amount of $1,420,000. The Company paid $170,961, including interest, to Dr. Smith in 1999 with respect to the Contingent Note based upon operating earnings achieved in 1998.

SECTION 16(a) COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports that they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during 1999.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Deloitte & Touche LLP, independent public accountants, served as the Company's independent public accountants for the year ended December 31, 1999. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 2000. One or more representatives of Deloitte & Touche LLP, who are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

                                 OTHER BUSINESS

         The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a stockholder intending to present a proposal to be included in the Company's proxy statement for the Company's Annual Meeting of Stockholders to be held in 2001 must deliver a proposal in writing to the Company's principal executive offices no later December 1, 2000. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials.

         In addition, in order for a stockholder's proposal or director nomination to be raised from the floor during next year's annual meeting, written notice must be received by the Company after October 31, 2000 but no later than December 1, 2000 and must contain all such information as required under the Company's Bylaws. A copy of such Bylaw requirements for stockholder proposals and nominations is available upon request from the Company's Investor Relations Department, 7289 Garden Road, Suite 200, Riviera Beach, Florida, 33404.

                                           By Order of the Board of Directors,

                                           JAMES C. NEW
                                           Chairman of the Board, President and
                                           Chief Executive Officer

Riviera Beach, Florida
April 3, 2000

                                 AMERIPATH, INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS OF THE COMPANY

         The undersigned, a stockholder of AMERIPATH, INC., a Delaware corporation (the "Company"), hereby appoints James C. New and Robert P. Wynn, and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 4, 2000 at 11:00 a.m., local time, and at any adjournments or past postponements thereof.

                       (COMPLETE AND SIGN ON REVERSE SIDE)

A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

         The Board of Directors unanimously recommends a vote FOR each proposal below.

1. ELECTION OF DIRECTORS

   [ ]  VOTE FOR all nominees listed, except     [ ]  WITHHOLD AUTHORITY TO VOTE
        as marked to the contrary below (if any)      for all nominees

NOMINEES:         ALAN LEVIN, M.D.
                  C. ARNOLD RENSCHLER, M.D.

INSTRUCTION: To withhold authority to vote for any nominee(s), write that nominee's name in the space provided below:
_________________________________________________________________________

2. Ratify the reappointment of Deloitte & Touche LLP as the Company's independent public accountants.

                [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

3. Upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. In their direction, the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES IN PROPOSAL 1 AT LEFT AND "FOR" APPROVAL OF PROPOSAL 2.

The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting and Proxy Statement for the 2000 Annual Meeting and (2) the Company's 1999 Annual Report to Stockholders.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY USING THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

(Signature)_______________________ (Signature if held jointly)__________________
Dated:_________________ 2000

         IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.